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                                                                    EXHIBIT 99.1

    Karin Demler - (615) 263-3005


         CORRECTIONS CORPORATION OF AMERICA REACHES SETTLEMENT WITH IRS
                  WITH RESPECT TO 1997 FEDERAL INCOME TAX AUDIT

NASHVILLE, Tenn., October 28, 2002 -- Corrections Corporation of America (NYSE:
CXW) announced today that it has entered into a definitive settlement agreement with the IRS in connection with the previously disclosed IRS audit of CCA's predecessor's 1997 federal income tax return. Under the terms of the settlement, in consideration for the IRS's final determinations with respect to the 1997 tax year, CCA will pay approximately $54 million in cash to satisfy federal and state taxes and interest, substantially all of which will be paid during the fourth quarter of 2002. CCA intends to satisfy this obligation through the use of cash on hand. CCA's consolidated cash balance as of September 30, 2002 was $101.8 million.

Pursuant to the terms of the settlement, the audit adjustments agreed to for the 1997 tax year will not trigger any additional distribution requirements by CCA in order to preserve its status as a real estate investment trust for federal income tax purposes for 1999. The adjustments will, however, serve to increase CCA's accumulated earnings and profits in 2002 and therefore may affect the taxability of dividends paid by CCA on its Series A and Series B Preferred Stock in 2002 and later years.

Based on the terms of the settlement and CCA's current estimates of its taxable income for 2002, the settlement is not expected to result in either a material tax benefit or tax expense to CCA for 2002.

"We are pleased with the final resolution of this matter with the IRS," said Irving E. Lingo, Jr., CCA's executive vice president and chief financial officer. "We believe that the settlement reached with the IRS is in the best interests of the company and its stockholders as it removes a significant contingency, allowing management to continue to focus its attention on the growth of the business. In addition, due to the Job Creation and Worker Assistance Act of 2002, the settlement will create an opportunity for the company to utilize its anticipated 2002 tax losses to claim a refund of a currently indeterminate portion of the taxes to be paid."

CCA is continuing to appeal the IRS's findings with respect to its previously disclosed audits of CCA's predecessor's 1998 federal income tax return and CCA's 2000 federal income tax return. CCA does not currently expect that the resolution of the 1998 IRS audit will have a material adverse effect on CCA's liquidity or results of operations. As previously disclosed by CCA, with respect to the 2000 IRS audit, CCA believes that it has meritorious defenses against the IRS's positions and has not established a reserve for the matter. No assurance can be given, however, that the IRS will not prevail in any claims against CCA in connection with the 2000 audit.




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ABOUT CCA

CCA is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. CCA currently owns 40 correctional, detention and juvenile facilities, three of which are leased to other operators, and one additional facility which is not yet in operation. CCA currently operates 60 facilities (including the McRae, Georgia facility which is anticipated to commence full operations in December 2002), with a total design capacity of approximately 59,000 beds in 21 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, CCA facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. CCA also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

Certain of the disclosures contained herein constitute forward-looking statements, which are based on, among other things, preliminary projections of the results and financial condition of CCA for the year-ended December 31, 2002. While CCA believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially from these forward-looking statements. CCA intends these forward-looking statements to speak only as of the time of this press release and takes no responsibility for updating the information contained in this press release following the date hereof, or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.